Exhibit 99.1
Javelin Pharmaceuticals Reports Fiscal Results for the Year Ended 2008
CAMBRIDGE, Mass., Mar 12, 2009 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (NYSE — Amex: JAV) recently reported its audited financial results for the full year and quarter ending December 31, 2008.
Financial Highlights for The Year Ended December 31, 2008:
— Ended the year with $21.6 million in cash, cash equivalents and long term investments.
— Net loss increased to approximately $43.5 million, or $0.77 per share, for the 12 months ended December 31, 2008, from $31.0 million, or $0.68 per share, for the same period in 2007.
— Net loss increased to approximately $13.8 million, or $0.23 per share, in the fourth quarter of 2008, from $9.7 million, or $0.20 per share, in the fourth quarter of 2007.
— Reported non-cash stock based compensation expense for the year ended December 31, 2008 was approximately $3.3 million, or $0.06 per share impact on operations, in accordance with Statement of Financial Accounting Standard 123R, compared to $3.5 million, or $0.08 per share impact on operations for 2007.
— On January 15, 2009, Javelin entered into an exclusive European marketing partnership for Dyloject™ with Therabel N.V., worth up to $71.0 million in upfront, sales and milestone payments.
Financial Performance for The Year Ended December 31, 2008:
For the year ended December 31, 2008, Javelin recorded approximately $1.1 million in product revenue. There were no product revenues in 2007. The company incurred approximately $45.2 million in operating expenses for the fiscal year ended December 31, 2008 compared to operating expenses of $32.9 million for the year ended December 31, 2007.
Costs of product revenues were approximately $0.8 million in 2008. Research and development expenses for the year ended December 31, 2008, were $26.8 million, compared to $19.0 million for the same period in 2007. Total research and development expense increased by $7.8 million in 2008 compared to 2007 due primarily to advancements in our Phase 3 development programs for Dyloject and Ereska.
Selling, general and administrative expenses for the year ended December 31, 2008 were $17.2 million compared to $13.8 million for the same period in 2007. The $3.4 million increase was mainly due to increased sales and marketing expenses related to the launch of Dyloject in the UK.

Financial Performance for The Fourth Quarter Ended December 31, 2008:
For the quarter ended December 31, 2008, Javelin recorded approximately $0.5 million in product revenue. Javelin incurred approximately $14.1 million in operating expenses for the fourth quarter ending December 31, 2008, compared to $10.2 million for the same period in 2007.
Research and development expenses for the quarter ended December 31, 2008 were $9.8 million, compared to $5.7 million for the same period in 2007. Total research and development expenses increased $4.1 million during the quarter compared to the same period a year ago, primarily due to the advancement of our late stage product candidate development programs for Dyloject and Ereska.
Selling, general and administrative expenses were $3.8 million for the three months ended December 31, 2008 compared to $4.5 million for the same period in 2007. The decrease was mainly due to lower sales and marketing costs related to the launch of Dyloject in the UK.
Selected Financials
JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$20,057,937	$15,931,243
Short term investments	—	21,319,150
Accounts receivable, product sales	470,288	—
Inventory	1,847,904	116,143
Prepaid expenses and other current assets	511,820	1,289,809

Total current assets	22,887,949	38,656,345
Long term investments	1,586,910	—
Fixed assets, at cost, net of accumulated depreciation	1,195,670	545,195
Intangible assets, net of accumulated amortization	3,480,248	3,795,577
Other assets	154,918	154,498

Total assets	$29,305,695	$43,151,615

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,119,006	$8,156,788
Deferred lease liability	513,519	484,141

Total current liabilities	8,632,525	8,640,929

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; as of December 31, 2008 and 2007, none of which are outstanding	—	—

	December 31,	December 31,
	2008	2007
Common stock, $0.001 par value; 200,000,000 shares authorized as of December 31, 2008 and 2007; 60,649,358 and 48,990,845 shares issued and outstanding as of December 31, 2008 and 2007, respectively	60,649	48,990
Additional paid-in capital	174,534,897	144,922,785
Other comprehensive income	10,383	8,594
Deficit accumulated during the development stage	(153,932,759)	(110,469,683)

Total stockholders’ equity	20,673,170	34,510,686

Total liabilities and stockholders’ equity	$29,305,695	$43,151,615

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues
Product revenue	$490,261	$—	$1,101,613	$—

Total revenues	490,261	—	1,101,613	—
Costs and expenses

Cost of product revenue	397,828	—	849,591	—

Research and development	9,787,316	5,664,724	26,830,617	19,018,854

Selling, general and administrative	3,819,359	4,526,906	17,219,518	13,810,772

Depreciation and amortization	86,948	28,531	293,509	97,650

Total costs and expenses	14,091,451	10,220,161	45,193,235	32,927,276

Operating loss	(13,601,190)	(10,220,161)	(44,091,622)	(32,927,276)
Other income (expense)

Interest expense	—	—	—	(699)

Interest income	113,478	546,643	921,238	1,896,601

Other expense	(279,055)	—	(276,241)	—

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Total other income (expense)	(165,577)	546,643	644,997	1,895,902

Loss before income tax provision	(13,766,767)	(9,673,518)	(43,446,625)	(31,031,374)

Income tax provision	(6,924)	—	16,451	—

Net loss attributable to common stockholders	$(13,759,843)	$(9,673,518)	$(43,463,076)	$(31,031,374)

Net loss per share attributable to common stockholders:

Basic and diluted	$(0.23)	$(0.20)	$(0.77)	$(0.68)

Weighted average shares	60,402,537	48,661,078	56,184,146	45,462,653

About Javelin Pharmaceuticals, Inc.
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the acute pain management market. The Company has one marketed drug in the UK and three drug candidates in US Phase 3 clinical development. For additional information about Javelin, please visit the Company’s website at http://www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or
Javelin Pharmaceuticals, Inc.

Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com